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                                                   Exhibit B
                                                      Page 1



                  Monongahela Power Company

                           Summary


Principal Amount:   Up to $200 million of bonds (the New
                    Bonds), secured or unsecured medium term notes (the Notes), or unsecured indebtedness
                    (the Debentures), or any combination thereof, in one or more series.

Maturity:           To be determined at issuance.

Purpose: To issue and sell over the next five years, Debt Securities that in the aggregate will not exceed $200 million. The Debt Securities will be sold to raise funds (1) to be able to compete effectively in the new utility market, (2) for possible early redemption of certain bonds, (3) for replacement of certain bonds at maturity, (4) for tender offers for bonds, (5) for redemption of or tender for series of preferred stock, (6) for general corporate purposes, including the retirement of any short-term debt and ongoing construction expenditures, (7) to raise new funds for general corporate addition of assets, or (8) for any combination of the above.

Underwriting
Commissions
Or Agents' Fees:    Not to exceed 1.5% of the principal
                    amount for the New Bonds, the Notes and the Debentures.

Price to Public:    No higher than 101.75% nor less than 98%
                    of the principal amount, plus accrued
                    interest, if any.

Interest Rate:      For the New Bonds and the Notes with a
                    maturity of 10 years or less, not to exceed
                    125 basis points above the yield to maturity on United States Treasury Notes of comparable maturity at the time of pricing.

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                                                   Exhibit B
                                                      Page 2



Interest Rate
 (Cont'd.):         For the New Bonds and the Notes with a
                    maturity of more than 10 years, not in excess of 200 basis points above the yield to maturity on United States Treasury Bonds of comparable maturity at the time of pricing.

                    For the Debentures with a maturity of 10 years or less, not to exceed 175 basis points above the yield to maturity on United States Treasury Notes of comparable maturity at the time of pricing.

                    For the Debentures with a maturity of more than 10 years, not in excess of 225 basis points above the yield to maturity on United States Treasury Bonds of comparable maturity at the time of pricing.